PROSPECTUS and	PRICING SUPPLEMENT NO. 26
PROSPECTUS SUPPLEMENT, each	Dated September 6, 2022
Dated April 6, 2020	Registration Statement No. 333-237579
Filed Pursuant to Rule 424(b)(2)

U.S. $7,300,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES H

Due 9 Months or More from Date of Issue

$900,000,000 4.150% Fixed Rate Senior Notes Due September 15, 2027

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422EWK1 / US24422EWK18

Date of Issue:	September 8, 2022

Maturity Date:	September 15, 2027

Principal Amount:	$900,000,000

Price to Public:	99.829% plus accrued interest, if any, from September 8, 2022

Interest Payment Dates:	Semi-annually on March 15 and September 15, commencing on March 15, 2023 (long first coupon) and ending on the maturity date

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	4.150% per annum

Redemption Provisions:	None

Plan of Distribution:

Name	Principal Amount Of Notes
Barclays Capital Inc.	$191,250,000
BofA Securities, Inc.	$191,250,000
Credit Agricole Securities (USA) Inc.	$191,250,000
MUFG Securities Americas Inc.	$191,250,000
BBVA Securities Inc.	$27,000,000
BNP Paribas Securities Corp.	$27,000,000
PNC Capital Markets LLC	$27,000,000
U.S. Bancorp Investments, Inc.	$27,000,000
Wells Fargo Securities, LLC	$27,000,000
Total	$900,000,000
The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.479% plus accrued interest, if any, from September 8, 2022.

Public